EXHIBIT 10.39

AMENDMENT TO

RETENTION AGREEMENT

This AMENDMENT TO RETENTION AGREEMENT (the “Amendment”) is dated as of August 2, 2007, between CheckFree Corporation, a Delaware corporation (the “Company”), and Michael P. Giannoni (“Executive”) to be effective upon the Effective Time (the “Effective Date”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2007, among Fiserv, Inc., a Wisconsin corporation (the “Parent”), Merger Sub (as defined in the Merger Agreement) and the Company. If the Effective Time does not occur, this Amendment shall be void ab initio and of no further force and effect.

WHEREAS, Executive and the Company have previously entered into that certain Retention Agreement dated as of July 27, 2007 (the “Agreement”); and

WHEREAS, the parties desire to enter into this Amendment to revise the terms of the Agreement to clarify the circumstances under which Executive may terminate employment for “Good Reason” (as defined in the Agreement) pursuant to Section 6(c)(iii) of the Agreement and to modify the terms of certain equity compensation awards;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The following sentences shall be added to the end of Section 3:

Executive hereby consents to the treatment of his Company Restricted Shares and Company Stock Options (as defined in the Agreement and Plan of Merger, dated as of August 2, 2007 (the “Merger Agreement”), among Fiserv, Inc., a Wisconsin corporation (“Parent”), Merger Sub (as defined in the Merger Agreement) and the Company), in each case, that were granted to Executive in 2007 and are unvested (after taking into account the immediately following sentence) immediately prior to the Effective Time (as defined in the Merger Agreement) as set forth in Section 2.3(a)(i) and Section 2.3(b)(i) of the Merger Agreement, as applicable. Notwithstanding any provision of any of the Company’s incentive plans, applicable award agreements or this Agreement to the contrary, Executive’s Company Stock Options and Company Restricted Shares shall not vest as a result of the transactions contemplated by the Merger Agreement and shall instead vest in full on the earlier to occur of (i) the time that such Company Stock Options or Company Restricted Shares, as applicable, would vest in accordance with their terms (excluding for this purpose any “change in control” provisions of such Company Stock Options and Company Restricted Shares) and (ii) subject to Executive’s continued employment through the first anniversary of the Effective Time, the first anniversary of the Effective Time, provided, that, notwithstanding the foregoing, in the event that, following the Effective Time, there is a Change in Control of Parent (as defined in the Parent’s Stock Option and Restricted Stock Plan (as amended and restated as of February 16, 2005) as in effect on the date hereof) or Executive’s employment terminates for any reason other than (A) a termination by the Company for Cause or

(B) by Executive without Good Reason, Executive’s Company Stock Options and Company Restricted Shares shall, to the extent not then vested, vest in full (and Executive’s Company Stock Options agreements shall be amended prior to the Effective Time to reflect the foregoing).

2. The first sentence of Section 6(c) shall be amended in its entirety to read as follows:

Executive’s employment may be terminated by Executive during the Employment Period for Good Reason; provided, however, that in the event the Change in Control Date occurs by reason of the Effective Time (as defined in the Merger Agreement), Executive’s employment may be terminated for Good Reason during the eighteen (18) month period following the Effective Time, in respect of clauses (i), (ii), (iv), (v) and (vi) below, and during the thirty (30) month period following the Effective Time, in respect of clause (iii) below, and, in each case, be entitled to the benefits under Section 7(a), notwithstanding any earlier termination of the Employment Period.

3. The following sentence shall be added to the end of the flush paragraph of Section 6(c):

Notwithstanding the provisions of Section 6(c)(iii) to the contrary, Executive shall only have the right to resign pursuant to such Section 6(c)(iii) during the one-year period following the Effective Time if such resignation is due to the occurrence of a material diminution in Executive’s authorities, duties or responsibilities as in effect immediately prior to the Change in Control Date, it being agreed that Executive no longer having authorities, duties or responsibilities related to the Company being publicly-traded shall not by itself constitute such a material diminution. Notwithstanding the provisions of the third sentence of this paragraph and the sentence immediately preceding this sentence, if an event or circumstance described in Section 6(c)(iii) (disregarding the sentence immediately preceding this sentence) occurs during the one-year period following the Effective Time (it being understood that existence of a diminution shall be determined by comparing authorities, duties or responsibilities immediately prior to the Effective Time with any of those after the Effective Time), Executive shall have the right to resign for such event or circumstance during the 90-day period following the first anniversary of the Effective Time and Executive’s failure to provide the Employer notice within 90 days of the event giving rise to Good Reason shall not (A) preclude Executive from resigning for Good Reason following such one-year period by reason of such change and (B) without limiting the generality of the provisions of Section 14(g), otherwise constitute a waiver of Executive’s right to resign for Good Reason by reason of such event or circumstance. No provision of this paragraph shall modify Executive’s right to resign for Good Reason by virtue of any of the events or circumstances described in Sections 6(c)(i), (ii), (iv), (v) or (vi) or, following the first anniversary of the Effective Time, to resign for Good Reason by virtue of any of the events or circumstances described in Section 6(c)(iii) (disregarding the provisions of this paragraph).

4. A new Section 13(c) of the Agreement is hereby added immediately following Section 13(b):

(c) Any payments or amounts delayed pursuant to Sections 13(a) or (b), shall be paid with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code at the times set forth in Sections 13(a) or (b), as applicable.

5. Except as otherwise provided herein, the Agreement shall remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, or have caused this Amendment to be executed and delivered, to be effective as of the date first written above.

CHECKFREE CORPORATION

Date: 8/1/07	By:	/S/ David E. Mangum
		Name:	David E. Mangum
		Title:	EVP & CFO

EXECUTIVE

Date: 8/1/07	By:	/S/ Michael P. Gianoni
Michael P. Gianoni